Exhibit 99.1

Vivos Therapeutics Announces Additional Strategic Initiatives Aimed at Accelerating Anticipated Timeline for Cash Flow Positive Operations

Moss Adams LLP also appointed as new independent registered public accounting firm

LITTLETON, CO, May 9, 2023 — Vivos Therapeutics, Inc. (“Vivos”, “the Company”) (NASDAQ:VVOS) today announced it has implemented a broad set of initiatives aimed at improving operational efficiencies, reducing expenses, and positioning Vivos to take advantage of current growth opportunities.

These initiatives touch most aspects of Vivos’ operations and include expense reductions, product suite expansion, and organizational changes that included an approximate 17% reduction of its workforce. These initiatives are in addition to cost saving measures previously announced by Vivos. As a result, Vivos is accelerating its target times for achieving positive cash flow by a full quarter.

Vivos Chairman and Chief Executive Officer, Kirk Huntsman, commented, “Vivos has made major strides in recovering from challenges imposed by the COVID-19 pandemic on the dental industry which lost tens of thousands of qualified dental practice personnel, including many who were trained in the Vivos Method. I am pleased to say that after several quarters of rebuilding, our field support infrastructure for our Vivos Integrated Providers (VIPs) has now reached what we believe is sufficient critical mass, and we are in a position now to throttle back our rebuild efforts and associated higher rate of spending. We have implemented several internal initiatives to focus on the most impactful programs for near-term revenue generation (including our recently acquired POD® devices), improve efficiencies and manage operating expenses (including a tactical reduction in our workforce to streamline our operations). These changes are expected to result in relatively flat revenues sequentially for the transitional first half of 2023, and we anticipate top line revenue growth to accelerate beginning in the third quarter of this year.”

“During our March 2023 earnings call, we shared our goal to achieve positive cash flow by mid-2024. I am pleased to say that with these initiatives implemented, we now anticipate reaching that goal in the first quarter of 2024, a full quarter earlier than originally anticipated. Our goal is to achieve these targets without having to raise any further equity capital, if possible,” Mr. Huntsman concluded.

In addition, Vivos announced that the audit committee of its board of directors has dismissed Plante & Moran, PLLC as Vivos’ independent registered public accounting firm and engaged Moss Adams LLP in that capacity, effective May 3, 2023. Moss Adams will review the Company’s first quarter 2023 financial statements. Due to the timing of this change in independent registered public accounting firm, the Company expects to file for an extension for the timing to file its upcoming Quarterly Report on Form 10-Q for the period ended March 31, 2023.

About Vivos Therapeutics, Inc.

Vivos Therapeutics, Inc. (NASDAQ: VVOS) is a medical technology company focused on developing and commercializing innovative diagnostic and treatment methods for patients suffering from breathing and sleep issues arising from certain dentofacial abnormalities such as mild-to-moderate obstructive sleep apnea (OSA) and snoring in adults. The Vivos Method represents the first clinically effective nonsurgical, noninvasive, nonpharmaceutical and cost-effective solution for treating mild to moderate OSA. It has proven effective in over 33,000 patients treated worldwide by more than 1,750 trained dentists.

The Vivos Method includes the Vivos Complete Airway Repositioning and/or Expansion (CARE) appliance therapy and associated protocols that alter the size, shape and position of the soft tissues that comprise a patient’s upper airway and/or palate. The Vivos Method opens airway space and may significantly reduce symptoms and conditions associated with mild-to-moderate OSA, such as lowering Apnea Hypopnea Index scores. Vivos also markets and distributes SleepImage diagnostic technology under its VivoScore program for home sleep testing in adults and children. The Vivos Integrated Practice (VIP) program offers dentists training and other value-added services in connection with using The Vivos Method. For more information, visit www.vivos.com.

Cautionary Note Regarding Forward-Looking Statements

This press release and statements of the Company’s management made in connection therewith contain “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events, particularly with respect to the public offering described herein. Words such as “may”, “should”, “expects”, “projects,” “intends”, “plans”, “believes”, “anticipates”, “hopes”, “estimates” and variations of such words and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks and are based upon several assumptions and estimates, which are inherently subject to significant uncertainties and contingencies, many of which are beyond Vivos’ control. Actual results (including, without limitation, the results of the Company’s cost cutting initiatives and the potential impact on the Company’s cash flows and results of operations as described herein) may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to (i) whether the Company’s cost cutting initiatives will have their desired effect, (ii) whether the Company will be able to increase its revenues as anticipated and (iii) the other risk factors described in Vivos’ filings with the Securities and Exchange Commission (“SEC”). Vivos’ filings can be obtained free of charge on the SEC’s website at www.sec.gov. Except to the extent required by law, Vivos expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Vivos’ expectations with respect thereto or any change in events, conditions, or circumstances on which any statement is based.

Vivos Investor Relations Contact:

Julie Gannon

Investor Relations Officer

720-442-8113

jgannon@vivoslife.com